FIRST AMENDMENT TO THE AMENDED AND RESTATED OPERATING AGREEMENT OF SHASTA POWER FUND II, LLC

This First Amendment (this “Amendment”) is entered into effective as of July 1, 2026, by Shasta Power LLC, a Delaware limited liability company, as Manager and as holder of the requisite Class B Units of Shasta Power Fund II, LLC, a Delaware limited liability company (the “Company”), and, to the extent required by Section 17.2(A) of the Operating Agreement, by the holders of the requisite Class A Percentage Interests.

Recitals

WHEREAS, the Company is party to that certain Amended and Restated Operating Agreement effective July 15, 2025 (the “Operating Agreement”);

WHEREAS, the parties desire to permit lawful flexibility in the holding and transfer of Class B Units and to permit lawful issuances of Class A Units for non-cash consideration, including settlement or exchange consideration;

NOW, THEREFORE, the Operating Agreement is amended as follows:

Amendments

Definition of Class B Interests and Members.

The definition of “Class B Interests and Members” is deleted in its entirety and replaced with the following:

“Class B Interests and Members” means an Interest that is held by a Class B Member. The Class B Interests (“Class B Units”) may be held by the Manager and/or by one or more additional Persons admitted as Class B Members in accordance with this Agreement. The Company shall have 30,621 authorized Class B Units unless changed pursuant to this Agreement. The books and records of the Company, including Exhibit 1 as amended from time to time, shall identify the then-current holders of Class B Units, their respective Class B Unit holdings, capital contributions, and percentage interests.

Definition of Member.

The definition of “Member” is amended to read as follows:

“Member” means any Person who holds a Class A Interest or a Class B Interest and has been admitted as a Member in accordance with this Agreement.

Section 5.1.

The following sentence is added at the end of Section 5.1:

For the avoidance of doubt, the Manager need not be the sole holder of Class B Units, and the existence, issuance, transfer, or reallocation of Class B Units to one or more Class B Members shall not, by itself, require a change in the identity of the Manager.

Section 4.17(B).

Section 4.17(B) is deleted in its entirety and replaced with the following:

Class B Members shall have the authority, subject to applicable securities laws and the terms of this Agreement, to grant, convey, sell, assign, transfer, hypothecate, pledge, or otherwise dispose of all or any portion of their Class B Interests. No transfer or issuance of Class B Units to a new holder shall be effective unless approved by the Manager and reflected in the books and records of the Company. No vote of the Class A Members shall be required for any issuance, admission, transfer, or reallocation of Class B Units unless otherwise required by non-waivable law or this Agreement.

Section 12.2.

Section 12.2 is amended by adding the following sentences at the end:

In addition to issuances made through the Company’s public offering process, the Company may, with Manager approval and in compliance with applicable law, issue Class A Units in exchange for cash, services, cancellation or settlement of obligations, conversion or exchange of economic rights, or other lawful consideration approved by the Manager. Any recipient of such Class A Units may be admitted as a Class A Member upon execution of a joinder and such investor or transferee representations as the Manager or counsel may require.

Section 12.3.

Section 12.3 is deleted in its entirety and replaced with the following:

Section 12.3 Payment of Purchase Price or Other Consideration. The consideration for the issuance of Class A Units may be paid in cash or other lawful consideration approved by the Manager. If the Units are issued in a transaction not qualified under Regulation A, the Company may impose such legends, transfer restrictions, or other book-entry notations as the Manager or counsel determine are required by applicable law.

Section 13.1(A).

Section 13.1(A) is amended to read as follows:

A current list of the full name and last known business or residence address of each Member and Assignee, together with the Capital Contributions, Capital Accounts, Units, and Percentage Interests of each Member or Assignee, including Members admitted through exchange, conversion, settlement, private issuance, or transfer transactions.

No Implied Public Offering Status.

The following sentence is added at the end of Section 12.2:

Any issuance of Class A Units outside the Company’s qualified Regulation A offering shall not be deemed made pursuant to the public offering unless expressly designated by the Company as such in writing.

Ratification

Except as expressly amended hereby, the Operating Agreement remains in full force and effect.

[Signature page follows]

SHASTA POWER LLC,

as Manager and holder of the requisite Class B Units

By: s/ Max Roe Name: Max Roe

Title: Managing Member, and Authorized Signatory Date: 7/29/2026